Code of Ethics
Militia Investments, LLC and Militia Capital Management, LLC
Militia Investments, LLC and Militia Capital Management, LLC (together, "Militia" or the "firm") are SEC-registered investment advisers. This code of ethics is adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 and applies to all supervised persons of both entities. The firm must provide a copy of this code to each supervised person promptly after adoption and after any amendments. A summary of this code is disclosed in the firm's Form ADV Part 2A.
Standards of Conduct
We are fiduciaries. This means we put our clients' interests ahead of our own. You must comply with all applicable federal and state securities laws, the firm's compliance policies, and all applicable anti-corruption laws including the Foreign Corrupt Practices Act.
Do not trade on material non-public information. This applies whether the information concerns a public company or our own funds' activities.
Information about our portfolio holdings, trading intentions, proprietary research/strategies, and investors is confidential. Discussing investment ideas with others is fine.
Access to detailed portfolio holdings, open orders, and trading intentions is limited to those who need to know; however, designated compliance personnel may access firm holdings and trading records for oversight.
If your personal interests could interfere with your duty to clients, disclose it to the CCO (Chief Compliance Officer) via operations.militiahub.com. This includes outside business activities, financial interests in companies doing business with us, relationships with investors or counterparties, and gifts or entertainment exceeding $250 in value. In evaluating such interests, the CCO considers the time commitment and impact on your firm duties, any potential conflicts with the firm or its clients, and investor perception and required disclosures.
You must obtain CCO pre-clearance before making political contributions above de minimis thresholds to state or local candidates. These restrictions extend to your spouse, domestic partner, and household members.
Employees must report any legal proceedings whether they pertain only to the individual or the firm.
Personal Trading
All supervised persons, except contractors and operations staff with limited access to key systems, are access persons under this code. Personal trading is permitted but must not conflict with client interests. Access persons are bound by the following personal trading policies.
Pre-Clearance
Employees should log all trade requests in Militia designated software and obtain CCO approval (by way of automated response or CCO ruling) before trading securities other than those pre-clearance is not required for (listed below). Also obtain approval before participating in any IPO or limited offering (no exceptions).
Pre-clearance is not required for:

• De minimis trades: Securities with market cap >$5 billion where your trade is under 1% of ADV or any trade under 0.5% of ADV,
• Broad-market index ETFs and mutual funds,
• U.S. government securities and cash-like instruments,
• Automatic investment plans (401(k) contributions, DRIPs) where trades are pre-scheduled, and
• Exercise of employee stock options from prior employers.
For Militia-advised pooled vehicles (i.e., ORR), transactions under 0.25% of the vehicle's AUM do not require pre-clearance but must still be reported. Multiple trades in a single day are aggregated by security. Pre-clearance approval is valid for 48 hours.
Prohibited Conduct
Do not front run client orders. Do not trade against clients. Do not manipulate prices or volume. Do not engage in pump and dump schemes. Do not lie/mislead others. Do not trade securities on the CCO's restricted list. These restrictions also apply to trades done on Militia’s behalf.
Reporting
You must report all reportable securities in which you have beneficial ownership, including those held by household members. Accounts over which you have no influence or control (blind trusts, fully discretionary managed accounts) are exempt if you certify such status to the CCO.
Holdings reports must include the date of the report, broker or bank with which the securities are held, title/name, type, ticker or CUSIP, number of shares and value.
Transaction reports must have: date of report, date of the transaction, title/name, type, ticker or CUSIP (if applicable), number of shares, value, trade type, transaction price and the firm at which the securities are held or traded through.
Each initial and annual holdings report must be current as of a date no more than 45 days before submission.

Report Type	Deadline	Requirement
Initial Holdings	10 days after hire	List of all reportable securities and accounts.
Quarterly Transactions	30 days after quarter-end	List of all trades executed during the quarter.
Annual Holdings	Annually	Updated list of all current holdings.
The CCO or designated personnel will review all reports to identify trading that may violate this code.
Compliance
Reporting violations. If you know of or suspect a violation of this code, securities laws, or firm policies, you must report it to the CCO promptly. You may also report directly to the SEC without notifying the firm and without fear of retaliation. Nothing in this code restricts your ability to communicate with regulators or receive a whistleblower award.
Enforcement. Violations will result in sanctions appropriate to the severity, up to and including termination and referral to regulators.

Recordkeeping. The firm must maintain for at least five years: this code and prior versions; violation records; written acknowledgments; the access person list; all holdings and transaction reports; and IPO/limited offering approval records.
Acknowledgment
I have read and understand this code of ethics. I agree to comply with its requirements. I will return this signed acknowledgment within 10 days of receipt of the code.
Name: _________________________________
Signature: _____________________________
Date: _________________________________
Appendix: Definitions

Access Person: Supervised persons who have access to nonpublic information regarding clients' securities transactions or portfolio holdings, or who is involved in making securities recommendations or has access to such recommendations before dissemination. Includes all directors, officers, and partners. [↩]
ADV (Average Daily Volume): The average number of shares traded per day over a specified period, typically 20 or 30 trading days. Used to measure whether a trade is large enough to potentially impact the market. [↩]
Beneficial Ownership: You have beneficial ownership of securities held: (i) in your own name; (ii) by your spouse, minor children, or other relatives sharing your household; (iii) in accounts over which you have investment discretion; or (iv) through any arrangement in which you have a pecuniary interest. Reports may include a disclaimer that they are not an admission of beneficial ownership. [↩]
De Minimis Contribution: A political contribution not exceeding $350 per election to a candidate for whom you are entitled to vote, or $150 per election to a candidate for whom you are not entitled to vote.
Front Running: Trading a security for your own account before executing a known pending client order in the same security, to profit from the anticipated price impact of the client order. [↩]
IPO (Initial Public Offering): An offering of securities registered under the Securities Act of 1933 where the issuer was not previously subject to SEC reporting requirements. [↩]
Legal Proceedings: any litigation, investigation, or proceeding pertaining to the firm, fund, or an employee including the receipt of a subpoena, notice of examination, or other request for information from any governmental entity, regulatory agency, court or lawyer.
Limited Offering: An offering exempt from registration under Section 4(a)(2) or 4(a)(5) of the Securities Act, or Rules 504 or 506 of Regulation D. Commonly called "private placements." [↩]
Material Non-Public Information: Information that a reasonable investor would consider important in making an investment decision, information that would likely affect a security's price if made public. Examples: unannounced earnings, pending M&A, major contract wins/losses, regulatory actions, management changes.[↩]

Outside Business Activities (OBA): Any role an Associated Person holds outside the Firm (proprietor, partner, officer, director, employee, trustee, agent, or similar) that is investment-related, involves clients, relates to or appears to conflict with the Firm's business, is compensated, or consumes substantial time. Such activities can create actual or apparent conflicts of interest that trigger client-facing disclosure obligations (Form ADV Part 2B) and regulatory reporting (Form U4).
Pump and Dump: A scheme to artificially inflate a security's price through false or misleading statements, then sell the security at the inflated price. [↩]
Reportable Securities: All securities except: direct U.S. government obligations; money market instruments (CDs, commercial paper, repos); money market funds; open-end mutual funds not advised by Militia or an affiliate; and UITs invested exclusively in unaffiliated mutual funds. Note: Militia-advised fund shares are always reportable. [↩]
Restricted List: A list maintained by the CCO of securities that access persons may not trade, typically because the firm possesses material non-public information or faces other conflicts regarding those securities. [↩]
Supervised Person: Any partner, officer, director, or employee of an investment adviser, or any other person who provides investment advice on behalf of the adviser and is subject to the adviser's supervision and control.[↩]